UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2022 (December 12, 2022)

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)
300 First Stamford Place, 5th Floor
Stamford, CT 06902
(Address of principal executive offices, including zip code)
(Registrant’s telephone number, including area code):(203) 276-8100

(Former Name or Former Address, if Changed Since Last Report): None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EGLE	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed by Eagle Bulk Shipping Inc. (the “Company”), on December 12, 2022, the Company, Eagle Shipping International (USA) LLC (“Eagle International”), an indirect subsidiary of the Company, and Frank De Costanzo entered into a Transition, Separation, and General Release Agreement (the “Transition Agreement”), pursuant to which Mr. De Costanzo’s final day of employment will be December 31, 2023, unless terminated earlier (the “Date of Termination”). The Transition Agreement provides that Mr. De Costanzo will continue to serve in his current role as Chief Financial Officer of the Company, and to receive his current annual base salary, through March 31, 2023, unless terminated earlier, after which he will serve as a special advisor to the Board of Directors of the Company (the “Board”) until the Date of Termination (the “Special Advisor Transition Period”). Mr. De Costanzo’s termination will constitute a termination by Eagle International without “cause” under the terms of his employment agreement dated June 16, 2022.
As of the Date of Termination, or if Mr. De Costanzo voluntarily resigns his employment during the Special Advisor Transition Period, Mr. De Costanzo will receive all unpaid salary and accrued but unused vacation pay and, subject certain conditions, promises, covenants, releases and waivers set forth in the Transition Agreement, (1) a lump sum payment in the amount of $480,000 (representing the sum of his current annual base salary plus his target bonus prorated for the first three months of 2023), (2) if Mr. De Costanzo timely elects COBRA continuation coverage, payment by Eagle International for the cost of his applicable premiums for such coverage until the earlier of the end of the statutory COBRA period or December 31, 2024, (3) full vesting of all equity awards then held by Mr. De Costanzo and (4) continuing eligibility for an annual bonus in respect of calendar year 2022 as if he had remained employed through the date of payment of any such bonus.
If Mr. De Costanzo’s employment is terminated before the Date of Termination other than for a “Disqualifying Reason” (as defined in the Transition Agreement), he will receive, subject to certain conditions, promises, covenants, releases and waivers set forth in the Transition Agreement, in addition to the payments and benefits described in the preceding paragraph, an amount equal to the annual base salary and special advisor salary he would have received had he remained employed through December 31, 2023.
Finally, if Mr. De Costanzo’s employment is terminated by reason of his death or disability, Mr. De Costanzo or his estate, as applicable, will receive all unpaid salary and accrued but unused vacation pay, the lump sum payment of $480,000 and full vesting of all equity awards held by Mr. De Costanzo at the time of his death or disability, with all stock options and stock appreciation rights remaining exercisable until their original expiration date.
The foregoing does not purport to be a complete description of the Transition Agreement, and is qualified in its entirety by reference to the Transition Agreement, which is filed as Exhibit 10.1 hereto and is incorporated into this report by reference.
The Board also approved the promotion of Costa Tsoutsoplides, age 46, to the position of Chief Financial Officer, effective as of April 1, 2023. Since 2021, Mr. Tsoutsoplides has served as the Chief Strategy Officer and has been with the Company since 2010, holding various positions of increasing responsibility within the corporate finance and strategy groups. Prior to joining the Company, Mr. Tsoutsoplides spent a total of eight years at Citigroup. Mr. Tsoutsoplides holds an M.B.A. in Finance from New York University’s Stern School of Business, a B.A. in Economics from Boston University, and is a CFA charterholder.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Transition, Separation and General Release Agreement, dated December 12, 2022, by and between Eagle Shipping International (USA) LLC, Eagle Bulk Shipping Inc., and Frank De Costanzo

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: December 16, 2022	By:	/s/ Gary Vogel
	Name:	Gary Vogel
	Title:	Chief Executive Officer